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                                                                    EXHIBIT 99.2

                                                FOR ADDITIONAL INFORMATION:
                                                Corporate Communications, Cygnus
                                                (650) 369-4300 WWW.CYGN.COM
                                                BURNS MCCLELLAN (212) 213-0006
                                                JUSTIN JACKSON - MEDIA


FOR IMMEDIATE RELEASE

         FDA ADVISORY COMMITTEE RECOMMENDS APPROVAL WITH CONDITIONS FOR CYGNUS' GLUCOWATCH - REGISTERED TRADEMARK - AUTOMATIC GLUCOSE MONITOR

GAITHERSBURG, MD - DECEMBER 6, 1999 - Cygnus, Inc. (Nasdaq: CYGN) today announced that its premarket approval application (PMA) for the GlucoWatch-REGISTERED TRADEMARK- monitor received an unanimous recommendation for approval with conditions by the Food and Drug Administration's (FDA) Clinical Chemistry and Clinical Toxicology Devices Panel of the Medical Devices Advisory Committee. Cygnus will work with the FDA regarding the conditions indicated by the Advisory Committee.

The Advisory Committee suggested three conditions for approval. The first is an education program, about which the Company has already been in discussion with the FDA. In order to satisfy the second condition, the labeling will be revised in accordance with recommendations to be given to the FDA by the Committee. Third, the Committee suggested post-market study of detection of hypoglycemia and hyperglycemia.

"We're pleased with the Advisory Committee's favorable vote and we look forward to finalizing the remaining items with the FDA," stated John C. Hodgman, Chairman, President and Chief Executive Officer of Cygnus. "The GlucoWatch monitor is a powerful and unique tool that has the potential to provide glucose information that has previously been unavailable. We believe that the frequent and automatic measurements can provide new insights about acute trends and long-term patterns of glucose fluctuations. We proposed a conservative label to the FDA to allow people with diabetes and their diabetes care teams to gain experience with, and confidence in, this new device."

The GlucoWatch monitor provides frequent, automatic and non-invasive glucose measurements and is intended for detecting trends and tracking patterns in glucose levels in adults, 18 years and older, who have diabetes. The device is intended for use at home and in health care facilities as an adjunctive device to supplement, not replace, information obtained from standard home blood glucose monitoring devices. Following a three-hour warm-up period and calibration from a finger stick blood measurement, the device is capable of providing up to three non-invasive glucose measurements per hour for 12 hours. In addition, the GlucoWatch monitor has the capability to alert users when glucose levels are too high or too low. These situations may be hard to identify with regular glucose testing alone.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing its proprietary technologies to satisfy unmet medical needs cost effectively. Cygnus' current efforts are primarily focused on two core areas: a frequent, automatic and

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non-invasive glucose monitoring device (the GlucoWatch device) and transdermal drug delivery systems. Cygnus has signed a binding agreement to sell most of the assets of its drug delivery business to Ortho-McNeil Pharmaceutical, Inc, a Johnson & Johnson company.

This news release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that may cause the Company's actual results to differ materially. Such factors include government approvals, commercial introduction and market acceptance of the GlucoWatch monitor. There can be no assurances that this recommendation for approval with conditions from the FDA Advisory Committee will result in approval from the FDA to market the device. There can be no assurances that the Company will be able to sign a marketing agreement. Also, there can be no assurances that if the Company receives marketing approval from the FDA and signs a marketing agreement that the product could be successfully manufactured or marketed in the U.S. or in Europe. Further, there can be no assurances that the proposed asset sale of the drug delivery business will pass governmental review under the Hart-Scott-Rodino Improvements Act of 1976. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company's actual results to differ from the Company's current expectations and any forward-looking statements contained in this news release.


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